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                                                                   Exhibit 11.1

                             3Dfx Interactive, Inc.
                 Calculation of Pro Forma Net Loss Per Share
                     (in thousands, except per share data)

                                                YEAR ENDED      THREE MONTHS ENDED
                                               DECEMBER 31,          MARCH 31,
                                                   1996                1997
                                               ------------     ------------------
Net loss                                       $(14,751)             $(1,161)
                                               --------              -------
Weighted average common shares outstanding        1,887                2,204

Weighted average common equivalent shares
  related to convertible preferred stock
  (using the if-converted method)                 6,580                7,022

Common equivalent shares relating to
  stock options and warrants issued (using
  the treasury stock method) subsequent
  to April 15, 1996                               1,160                1,160
                                               --------              -------
Shares used in pro forma net loss per
  share calculation                               9,627               10,386

Net loss per share                             $  (1.53)             $ (0.11)